SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  FORM 8-K


                               CURRENT REPORT


                     Pursuant to Section 13 OR 15(d) of
                    the Securities Exchange Act of 1934



       Date of Report (date of earliest event reported):  July 2, 1997




                            BAKER HUGHES INCORPORATED
             (Exact name of registrant as specified in its charter)





          Delaware                    1-9397                 76-0207995
(State or other jurisdiction   (Commission File Number)    (IRS Employer
     of incorporation)                                  Identification No.)




        3900 Essex Lane
         Houston, Texas                              77027
(Address of principal executive offices)           (Zip code)



    Registrant's telephone number, including area code:  (713) 439-8600

















Item 2. Acquisition or Disposition of Assets.

On July 2, 1997, Baker Hughes Incorporated ("BHI") completed the acquisition of Petrolite Corporation ("Petrolite") and Wm. S. Barnickel & Company, the holder of 47.1% of Petrolite's common stock ("Barnickel"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 25, 1997 among BHI, Petrolite, Barnickel and two wholly owned subsidiaries of BHI. Pursuant to the Merger Agreement, the three-way business combination was completed as follows:

    1) A wholly owned subsidiary of BHI merged with and into Barnickel, as a result of which Barnickel became a direct wholly owned subsidiary of BHI. The 8,800 outstanding shares of Barnickel common stock were converted into the right to receive BHI common stock at an exchange rate of 1,075.5367 shares of BHI common stock for each share of Barnickel common stock . This exchange rate was determined by dividing (i) the Barnickel share value(determined as described below) by (ii) $37.80625, which is the average closing price of BHI common stock as reported on the New York Stock Exchange for the ten trading days ended June 27, 1997. The Barnickel share value was determined by multiplying $61.00, the value per share of Petrolite common stock as set forth in the Merger Agreement, and the number of shares of Petrolite common stock owned by Barnickel (5,337,360 shares) and then adding the net after tax value of Barnickel's assets, other than Petrolite common stock.

    2) An indirect wholly owned subsidiary of BHI merged with and into Petrolite, as a result of which Petrolite became an indirect wholly owned subsidiary of BHI. The 6.1 million shares of Petrolite common stock, not held by Barnickel, were converted into the right to receive BHI common stock at an exchange rate of 1.6135 shares of BHI common stock for each share of Petrolite common stock. This exchange rate was determined by dividing (i) $61.00 by (ii) $37.80625 (determined as described above).

In the aggregate, BHI will issue approximately 19.277 million shares of its common stock to Petrolite and Barnickel shareholders having an aggregate value of approximately $729 million. Additionally, BHI assumed Petrolite's outstanding vested and unvested employee stock options to purchase an aggregate of 591,000 shares of Petrolite common stock, which have been converted into the right to acquire approximately 954,000 shares of BHI common stock. Such assumption of Petrolite options by BHI has a fair market value of approximately $21 million resulting in total consideration in the mergers of approximately $750 million.

The $61.00 per share of Petrolite common stock purchase price was determined by negotiations among BHI, Petrolite and Barnickel. There was no material relationship between BHI and Petrolite or Barnickel prior to the consummation of the Merger Agreement. Barnickel was Petrolite's largest shareholder holding 47.1% of the outstanding shares of Petrolite common stock. Barnickel's relationship with Petrolite dates back to the 1920s when William S. Barnickel and John Lehmann established a business to pursue a patented process for removing salt water from crude petroleum.







Petrolite, previously a publicly held company, is a manufacturer and marketer of specialty chemicals used in the petroleum and process industries. Barnickel was a privately held company whose primary asset was Petrolite common stock.

The mergers will be accounted for using the purchase method of accounting with BHI acquiring Petrolite and Barnickel.


Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

In accordance with Item 7(a)(4) of Form 8-K, registrant will file the required financial statements by amendment to this Form 8-K as soon as practicable, but no later than September 15, 1997.

(b) Pro Forma Financial Information.

In accordance with Item 7(b)(2) of Form 8-K, registrant will file the required financial information by amendment to this Form 8-K as soon as practicable, but no later than September 15, 1997.

(c) Exhibits.

2.1 Agreement and Plan of Merger dated as of February 25, 1997 among Baker Hughes Incorporated, Baker Hughes Missouri, Inc., Baker Hughes Delaware, Inc., Petrolite Corporation and Wm. S. Barnickel & Company (filed as Exhibit 2.1 to Current Report on Form 8-K dated
     March 5, 1997).




                          Signatures


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Baker Hughes Incorporated


Date:  July 17, 1997        By: /s/Lawrence O'Donnell, III
                            ------------------------------
                            Vice President & General Counsel